EX99-2

                            SECRETARY'S CERTIFICATE

I, David James, Assistant Secretary of Total Return US Treasury Fund, Inc., Managed Municipal Fund, Inc., North American Government Bond Fund, Inc. and ISI Strategy Fund, Inc. (collectively, the "Funds"), hereby certify that the following resolutions were adopted by each Board of Directors of the Funds on September 22, 2011, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

RESOLVED, that with respect to each of TOTAL RETURN U.S. TREASURY FUND INC.,
            MANAGED MUNICIPAL FUND, INC., NORTH AMERICAN GOVERNMENT BOND FUND, INC. and ISI STRATEGY FUND, INC. (each an "ISI FUND" and, collectively, "ISI FUNDS"), it is the determination of the Board of Directors of each ISI FUND, and separately the majority of those Board members, of each ISI FUND, who are not "interested persons" (the "Independent Directors") as that term is defined in the Investment Company Act of 1940, as amended (the "1940 Act"), that the joint fidelity bond (the "Bond") issued by Great American Insurance Company, effective from November 1, 2011 to October 31, 2012, in the aggregate amount of $1,900,000 is reasonable in form and amount, after having given due consideration to all factors considered by the Board and Independent Directors of each ISI FUND to be relevant including, among other things, the value of the aggregate assets of ISI FUNDS to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of ISI FUNDS and the nature of the securities in ISI FUNDS, and is in the best interests of each ISI FUND and its shareholders; and

FURTHER RESOLVED, that each Board and separately the majority of the Independent
            Directors of each Board hereby determine that the portion of the annual premium of $4,140 for the Bond covering ISI FUNDS, issued by Great American Insurance Company, to be paid by each ISI FUND is fair and reasonable with respect to each ISI FUND, taking all factors considered by the Board and Independent Directors of each ISI FUND to be relevant, including those factors specified in paragraph (e) of Rule 17g-1 under the 1940 Act and the payment by each ISI FUND of such portion of the annual premium for the Bond be, and hereby is, approved; and

FURTHER RESOLVED, that each ISI FUND'S participation in the Insurance Agreement
            Amongst Insureds Required by Rule 17g-1(f) (the "Agreement"), as presented at this Meeting, be, and hereby is, approved and that such officers of each ISI FUND, on behalf of each series thereof, is authorized to execute and deliver the Agreement, with such changes as such officers may by his/her execution and delivery approve, the


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            execution and delivery of said Agreement to be conclusive evidence of the Board's approval; and

FURTHER RESOLVED, that the Assistant Secretaries of ISI FUNDS be, and each hereby is, authorized and directed to prepare, execute and file the Bond with the Securities and Exchange Commission and give the notices required under Paragraph (g) of Rule 17g-1.

IN WITNESS WHEREOF, I have hereunto signed my name this 12th day of December, 2011.

                                            /s/ David James
                                            -----------------------------------
                                            David James, Assistant Secretary